Exhibit 99.1 Earnings Release of August 5, 2009

HENNESSY ADVISORS, INC. ANNOUNCES THIRD QUARTER RESULTS

Novato, CA – August 5, 2009 – Hennessy Advisors, Inc. (OTCBB:HNNA) President and Chief Executive Officer, Neil Hennessy, today announced that fully diluted earnings per share for Hennessy Advisors, Inc. were $0.00 for the third quarter, which ended June 30, 2009, versus earnings of $0.06 per share for the prior comparable period. “While earnings broke even in Q3, this represents an improvement over previous quarters this year, where we reported small losses. We are very pleased to once again return to positive net income this quarter,” said Neil Hennessy.

The decline in earnings versus the prior comparable period is primarily attributable to decreased mutual fund assets under management in the year over year period. Assets under management were $775 million as of June 30, 2009, compared to $1.095 billion as of June 30, 2008, a decline of 29%. “Our assets under management were most significantly impacted by market depreciation, with the major indices each losing well over 20% in the one-year period ending June 30, 2009. While shareholders did make new purchases into the funds totaling $150 million during the period, we experienced net outflows as nervous investors moved into cash as the markets tumbled,” said Mr. Hennessy. “During my 30 years in the financial industry, I have never seen the kind of crisis of confidence that we experienced at the end of February/beginning of March. As retirement account balances and home values plummeted, even the most disciplined, long-term investors had simply had enough and began moving their money to the sidelines. For me, that signaled a turning point and suggested that the markets and consumer confidence had hit bottom,” Hennessy added. Since market lows on March 9, 2009, the major indices have rebounded over 30%.

Hennessy Advisors, Inc. closed the $158 million acquisition of the Tamarack Funds on March 23, 2009 and recently announced a definitive agreement to acquire two Japan-focused funds from SPARX Investment and Research, USA before the firm’s fiscal year end of September 30, 2009. “The current crisis in the financial industry has actually presented a number of strong acquisition opportunities as companies are choosing to exit the mutual fund business. We will continue our aggressive pursuit of accretive acquisitions,” Mr. Hennessy commented.

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Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended
Third Quarter	June 30, 2009	June 30, 2008	$ Change	% Change
Total Revenue	$1,568,243	$2,318,452	$(750,209)	-32.4%
Net Income	$23,382	$340,662	$(317,280)	-93.1%
Earnings per share (diluted)	$—	$0.06	$(0.06)	-100.0%
Weighted Average number of shares outstanding - diluted	5,677,748	5,801,472	(123,724)	-2.1%

	Nine Months Ended
Year-to-Date	June 30, 2009	June 30, 2008	$ Change	% Change
Total Revenue	$4,160,633	$8,114,303	$(3,953,670)	-48.7%
Net Income (Loss)	$(183,987)	$1,456,279	$(1,640,266)	-112.6%
Earnings (Loss) per share (diluted)	$(0.03)	$0.25	$(0.28)	-112.0%
Weighted Average number of shares outstanding - diluted	5,670,212	5,822,314	(152,102)	-2.6%

At Period Ending Date	June 30, 2009	June 30, 2008	$ Change	% Change
Mutual Fund Assets Under Management	$774,518,082	$1,094,790,511	$(320,272,429)	-29.3%

Hennessy Advisors, Inc. is a publicly traded investment advisor to a family of mutual funds committed to their time-tested stock selection strategies and disciplined money management approach.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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